                          CONSENT OF CLIFTON GUNDERSON LTD.



The Board of Directors
Towne Bancorp, Inc.
Perrysburg, Ohio

We have issued our report dated February 13, 1997, except as to Note 17, which is as of May 6, 1997 and the first paragraph of Note 12, which is as of November 12, 1997, accompanying the financial statements of Towne Bancorp, Inc. contained in Form S-2 Towne Bancorp, Inc. to be filed with the Securities and Exchange Commission on or about January 5, 1998. We consent to the use of the aforementioned report in the Registration Statement Form S-2 and Prospectus, and to the reference to our firm under the caption "EXPERTS".



Toledo, Ohio
January 5, 1998                         /s/ Clifton Gunderson LTD.




398199